UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 23, 2012
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 23, 2012, TOR Minerals International, Inc. (the "Company") announced its financial results for the fourth quarter and year ended December 31, 2011. Highlights for the fourth quarter and year end 2011 as compared to the fourth quarter and year end 2010 included:

  4Q11 net sales  increased 10% to $9.5 million
  4Q11 diluted net of income available to common shareholders increased 13% to $1.1 million
  4Q11 diluted earnings per common share: $0.35 was unchanged quarter over quarter
  Net sales for the year ended December 31, 2011 increased 32% to $41.0 million
  Diluted net income available to common shareholders for the year ended December 31, 2011 increased 69% to $3.9 million
  Diluted EPS for the year ended December 31, 2011: $1.21 versus Diluted earnings per common shares for the year ended December 31, 2010: $0.83
Revenue by Product Group (in ,000's)	4Q11	4Q10	% Change	YE2011	YE2010	% Change
TiO2 Pigments	$3,807	$3,390	12.3%	$18,998	$12,595	50.8%
Specialty Aluminas	4,431	4,427	4.8%	17,461	14,242	22.6%
Other	1,308	1,072	22.0%	4,562	4,179	9.2%
Total	$9,546	$8,889	9.9%	$41,021	$31,016	32.3%

Net sales increased 10% during the fourth quarter of 2011 due to increases in the Company's primary product categories. Sales of titanium dioxide (TiO2) color pigments, which include HITOX® and TIOPREM® products, increased 12% to $3.8 million.  As expected, declines in Asian and South American markets were more than offset by price increases and continued volume growth in North America.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 5% during the fourth quarter of 2011.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "While the pace of growth slowed during the fourth quarter due to the return to normal seasonal order trends, revenue reached record levels during 2011.  Overall, during 2011 we continued to experience strong growth in sales, as our new customers are realizing the value added characteristics of our niche specialty mineral products.  During 2011, we sold out of specialty alumina capacity and completed an expansion that doubled our production capabilities.  This new capacity came on line during the fourth quarter and, so long as market conditions continue to remain favorable, we expect specialty alumina sales to continue double-digit growth during 2012.  As we expected, pigment sales were negatively affected by increased competitive pricing pressure from Chinese-based commodity TiO2 producers.  However, order volumes have accelerated during the first six weeks of fiscal 2012, particularly in North America, which is our largest market for TiO2 pigments.  Pigment volumes are being positively affected as several new customers have reformulated with our pigments and are transitioning from sample to production order quantities. In addition, increased TiO2 color pigment pricing is contributing more to our revenue growth."

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Margin Table	4Q11	4Q10	Change	YE2011	YE2010	Change
Gross Margin	26.4%	25.3%	+ 110 basis points	22.7%	21.8%	+ 90 basis points
Operating Margin	11.8%	12.6%	- 80 basis points	10.7%	9.0%	+ 170 basis points
Net Margin	11.7%	11.5%	+ 20 basis points	9.4%	7.4%	+ 200 basis points
* Each basis point represents .01%

During the fourth quarter of 2011, favorable trends in pricing, product mix and sales volumes more than offset increased raw material and energy costs. As a result, gross margin improved 110 basis points year over year to 26.4% of sales.  Operating income increased to $1.1 million, or 11.8% of sales, compared to operating income of $1.0 million, or 12.6% of sales, reported in during the same period a year ago.

"We saw the favorable effects of increased pricing in our TiO2 pigment business during the fourth quarter and posted our overall highest quarterly gross margin in almost a decade. In addition, we continued to benefit from the earnings leverage in our business model and posted our third year of improvement in net margin," said Dr. Karasch.

"We have averaged 30% growth in our revenues for each of the last two years, much faster than the typical markets in which we compete and our targeted rates of 15% to 20%.  We enter 2012 with strong momentum in all of our product groups and we believe we are well positioned entering into 2012.  This includes customer demand to utilize a significant portion of our expanded alumina plant capacity and we expect favorable pricing and volume trends to continue in our TiO2 business," said Dr. Karasch.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on February 23, 2012, to further discuss fourth quarter and year end results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com. Interested parties may also access the conference call via telephone by dialing 877-407-8033 and referring to conference ID # 388152.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated February 23, 2012, announcing the Company's fourth quarter and year end 2011 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: February 23, 2012	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated February 23, 2012, announcing the Company's fourth quarter and year end 2011 financial results

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